Rayonier

2009 Performance Share Award Program

The number of shares to which a participant could become entitled under the 2009 Performance Share Award Program (the "Program") can range from 30% to a maximum of 175% of the Target Award depending on Rayonier's total shareholder return ("TSR") performance for the three-year Performance Period of January 1, 2009 through December 31, 2011, as compared to the TSR performance of the designated peer group companies for the same period. There will be no payout if results fall below the 30th percentile performance threshold.

        TSR is defined as stock price appreciation plus the reinvestment of dividends on a quarterly basis. For purposes of performance measurement, TSR shall be the final reported figure as may be adjusted by the Committee for unusual items to avoid distortion in the operation of the Program.

        TSR over the 3-year period will be calculated by measuring the value of a hypothetical $100 investment in Rayonier shares as compared to an equal investment in each of the peer group companies.

        TSR calculations of stock price appreciation will be the average of the closing prices of Rayonier common shares and that of each of the peer group companies for the 20 trading days preceding the starting and ending dates of the Performance Period.

The final number of shares in an Award will be determined as follows:

  The TSR performance of Rayonier and the peer group companies will be calculated and Rayonier's relative performance, on a percentile basis, is determined.
  The payout percentage of Target Award based on Rayonier's percentile TSR performance against the peer group companies will be calculated per the following table:

Percentile Rank	Award (Expressed As Percent of Target Award)
80th and Above	175%
61st -79th	100%, plus 3.75% for each incremental percentile position over the 60th percentile
60th	100%
31st - 59th	30%, plus 2.33% for each incremental percentile position over the 30th percentile
30th	30%
Below 30th	0%

        The payout percentage may not exceed 150% of target awards if Rayonier's TSR for the Performance Period is negative.

        Payment, if any, is to be made in Rayonier Common Shares, and may be offset, to the extent allowed under applicable regulations, by the number of shares equal in value to the amount needed to cover associated tax liabilities.

        Payment will be made as soon as practicable following the completion of the Performance Period.

        Target awards will be prorated in cases of retirement, death, or disability in accordance with Plan provisions.

2009

Performance Share Award Program

(January 1, 2009 - December 31, 2011)

Peer Group Companies

Abitibi/Bowater

Buckeye Technologies

Cousins Properties

Deltic Timber

Forestar

International Paper

Mead-Westvaco

Neenah Paper

Potlatch Corporation

Plum Creek

Sappi

St. Joe Company

Tembec

TimberWest

Weyerhaeuser

Administration

December 2008